Exhibit 99.1

GLOBAL EAGLE ENTERTAINMENT REPORTS FIRST QUARTER 2014 RESULTS

•	Strong Revenue Increase of 55% and Adjusted EBITDA* Growth of $5.6 Million over Pro Forma** Q1 2013
•	Acquired all Remaining Outstanding Shares of AIA in Q2; Expect Significant Integration Synergies
•	Continued Growth of Content Segment’s Global Customer Base With Key Wins at Garuda Indonesia, Air France, Turkish Airlines, Among Others
•	Strengthened Leadership in Providing Digital Media To Travelers by Offering Live UEFA Soccer to Cruise Ship Customers
•	With Partner Thaicom, GEE to Launch Connectivity on NOK Air in Thailand, Increasing Footprint in Asia
•	Gate-to-Gate Connectivity on Southwest Airlines Increased Number of Simultaneous Users by 30%; 25% of Data Now Consumed While Aircraft are on the Ground
•	Strong Balance Sheet with over $250 million in Cash and less than $8 million in Debt at Quarter End; GEE Board Approved the Purchase of Up To $25 million of Outstanding ENTWW Warrants

LOS ANGELES, CA, May 9, 2014 - Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle”, “GEE” or the “Company”) today reported financial results for the first quarter ended March 31, 2014.

“We are pleased with our first quarter 2014 performance, as we continued to build on our leadership as the top supplier of content and connectivity services to the worldwide airline and travel industries,” said John LaValle, Chief Executive Officer.

“Global Eagle set out to become the leading provider of digital media to airline passengers and other travelers. During 2013, we acquired two top providers of content and content services, and we finalized our acquisition of AIA in April 2014. We have solidified our position as the leader in supplying media content, and we continue to deploy our best-in-class connectivity solution,” commented Dave Davis, Chief Operating Officer and Chief Financial Officer. “As the number of connected aircraft proliferate around the world, GEE is positioned to become the digital media provider of choice, regardless of platform. Our international business is strong and growing, evidenced by our signing of several major content deals with international carriers during the quarter, including Garuda Indonesia. Of the twenty-four connectivity installations we made during the quarter, twenty-one were with non-U.S. airlines.”

“During the quarter, we dramatically increased revenue and Adjusted EBITDA* as compared to pro forma** Q1 2013 results,” Mr. Davis continued. “Supported by our strong balance sheet, we remain well-positioned to continue growing both organically and through strategic M&A opportunities.”

Financial Results

The summary consolidated financial information for the three months ended March 31, 2014 is not directly comparable to the financial information for the three months ended March 31, 2013. Global Eagle Entertainment was formed through the acquisition by Global Eagle Acquisition Corp. (“GEAC”) of Row 44, Inc. ("Row 44") and 86% of the shares of AIA in January 2013, which we refer to as our business combination. Row 44 was deemed the accounting acquirer in the business combination. As such, the presented financial information for the three months ended March 31, 2013 includes the financial information and activities of Row 44 for the period January 1, 2013 to March 31, 2013 (91 days) as well as the financial information and activities of GEE and AIA for the period January 31, 2013 to March 31, 2013 (60 days). The business of Post Modern Edit, LLC and related entities ("PMG") and the parent of IFE Services Limited ("IFES") were acquired subsequent to March 31, 2013, and as such, are not included in amounts presented for the three months ended March 31, 2013.

For the first quarter of 2014, revenue was $86.0 million, compared with $42.5 million in the first quarter of 2013. The loss from operations for the quarter was $9.4 million, compared to a loss of $22.2 million in the first quarter of 2013. The net loss for the quarter was $26.3 million, compared to a net loss of $27.0 million in the first quarter of 2013.

Capital expenditures for the first quarter of 2014 totaled approximately $2.0 million. The Company finished the first quarter of 2014 with approximately $250.6 million in cash and $7.7 million in debt.

** Pro Forma Financial Information

The table below presents financial results for the three-months ended March 31, 2014 and 2013(1). For the three months ended March 31, 2013, the amounts are presented on a pro forma basis reflecting the operating results of Global Eagle as if the business combination had been consummated as of January 1, 2013; accordingly, this information does not correspond to the unaudited condensed financial statements included in this earnings release, which were prepared on a U.S. GAAP basis. The pro forma information for the quarterly period ended March 31, 2013 includes financial information for the period January 1, 2013 to March 31, 2013 for AIA(1) and Row 44 and January 1, 2013 to January 31, 2013 (the date on which we completed the business combination) for GEAC. The pro forma information for the quarterly period ended March 31, 2013 does not include any financial information for PMG and IFES, which were acquired subsequent to March 31, 2013.

Revenue, Contribution Margin, and Adjusted EBITDA* Continue to Improve (1)

 (In millions, except %)

(Unaudited)

		Pro Forma **
	Q1 '14	Q1 '13 (2)	% Change
Revenue
Connectivity:
Equipment (3)	$5.9	$9.0	-34%
Services (4)	16.5	6.3	162%
Total Connectivity Revenue	22.4	15.3	46%
Content:
Licensing (5)	52.3	34.5	52%
Services (6)	11.3	5.8	95%
Total Content Revenue	63.6	40.3	58%
Total Revenue	$86.0	$55.6	55%
Cost of Sales
Connectivity	(19.0)	(15.2)	26%
Content	(46.1)	(30.4)	52%
Total Cost of Sales	(65.1)	(45.6)	43%
Contribution Profit
Connectivity	3.4	0.1	N/A
Content	17.5	9.9	77%
Total Contribution Profit	20.9	10.0	109%
Contribution Margin (%)
Connectivity	15%	1%
Content	28%	25%
Total Contribution Margin	24%	18%
Adjusted EBITDA*	$5.1	$(0.5)	N/A

(1)	Reflects 100% of AIA’s results; GEE owned approximately 86% and 94% of AIA’s outstanding shares as of March 31, 2013 and 2014, respectively.
(2)	Actual Contribution Profit for the Content segment for the period January 1, 2013 to January 31, 2013 is not available on a U.S. GAAP basis. Accordingly, the Contribution Profit Percentage for the Content segment for such period was estimated to be the same as for the period February 1, 2013 to March 31, 2013. Also, the cost of sales for the content segment in the first quarter of 2013 was adjusted to reflect the Company’s current accounting policies.
(3)	Represents sales of satellite based connectivity equipment.
(4)	Represents Wi-Fi, TV, VOD, shopping and travel-related revenue sold through our Connectivity platform.

(5)	Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.
(6)	Content services revenue includes various services generally billed on a time and materials basis such as encoding and editing of media content.

Consolidated revenue for Q1 2014 was $86.0 million as compared to pro forma revenue of $55.6 million in Q1 2013, an increase of $30.4 million or 55%. The quarterly increase in revenue was driven by improvements of $23.3 million, or 58%, in the Content segment and $7.1 million, or 46%, in the Connectivity segment. Adjusted EBITDA* in Q1 2014 was $5.1 million, compared to pro forma Adjusted EBITDA* of ($0.5) million in Q1 2013. This improvement was driven by strong increases in contribution profit in both the Content and Connectivity segments.

Segment Results

The increase in Content segment revenue in Q1 2014 of $23.3 million as compared to pro forma** Q1 2013 was principally due to the acquisitions of PMG in July 2013 and IFES in October 2013. The improvement in Content contribution margin from 25% in Q1 2013 to pro forma** 28% in Q1 2014 was largely due to a higher mix of licensing customers with better margins in Q1 2014 as compared to Q1 2013, and focused efforts on margin expansion.

The increase in Connectivity segment revenue in Q1 2014 of $7.1 million as compared to pro forma** Q1 2013 was principally due to increased passenger Wi-Fi usage and the inclusion of paid sponsorship of the “TV Flies Free” offering on Southwest Airlines, offset by a seasonal reduction in aircraft equipment installations. The quarter-over-quarter increase in Connectivity service revenue, which outpaced the decline in Connectivity equipment revenue for the same period, was largely responsible for the quarterly improvement in Connectivity segment contribution margin from pro forma** 1% in Q1 2013 to 15% in Q1 2014. The improvement was also due to the nature of the bandwidth and licensing costs associated with providing service for “TV Flies Free”, which are largely fixed per aircraft, which resulted in the additional service revenue from “TV Flies Free” being highly accretive to our operating results in the period.

Recent Highlights

Key accomplishments since January 1, 2014 include:

•	Acquired 100% of AIA in Q2 2014 by purchasing the final 6.05% outstanding stake in AIA for approximately $15.0 million. The combination of AIA and our 2013 acquisitions of PMG and IFES positions Global Eagle as the clear leader in providing media and content services to the global airline industry. We expect significant synergies from the combination.

•	Selected by Indonesia’s flag carrier, Garuda Indonesia, to provide In-Flight Entertainment (“IFE”) content to its passengers. In addition to movies from studios in Hollywood, the Middle East, Europe and Asia, the content package will feature television programming, music, streaming radio, games, advertising services and original productions that include destination films, safety films and entertainment guides. Headquartered in Jakarta, Garuda Indonesia Group operates 139 aircraft and serves 44 domestic and 20 international destinations.

•	Entered into a five-year agreement with an affiliate of Thaicom Public Co Ltd pursuant to which the parties will jointly collaborate on the marketing, sale and delivery of connectivity hardware and services for the Southeast Asian market. GEE will provide its expertise in connectivity solution hardware, network management and content delivery services, and Thaicom will provide its expertise in telecommunication connectivity services and solutions using its satellite network. As the initial airline partner of GEE and Thaicom, the parties expect to launch connectivity services on NOK Air’s 737-800 aircraft in the near future.

•	Partnered with the Union of European Football Associations (“UEFA”) to distribute UEFA Champions League and UEFA Europa League tournament matches on cruise ships on the premium satellite TV channel PrimeTelly, which along with channels Prime US and Engage, is delivered through GEE’s Media Orbit Networks brand. UEFA Champions League and UEFA Europa League tournaments are among the most-watched sporting events in the world. GEE is committed to expanding our content offering with the addition of live events delivered to the connected cabin, whether in the air or at sea.

•	Began rolling-out WISE™ Wireless In-flight Services and Entertainment, a wireless IFE software platform allowing flying passengers to stream content on personal electronic devices. Designed to work with or without in-flight connectivity, WISE™ is a hardware agnostic solution selected by several renowned hardware partners as the backbone for their in-flight wireless streaming offerings. GEE completed its first aircraft delivery of WISE™ for service on an international airline, which will start offering wireless IFE shortly. GEE also delivered WISE™ to a hardware partner for another international airline scheduled to launch wireless IFE in Q2.

•	Increased Wi-Fi Internet usage on Southwest Airlines 400+ connected aircraft with gate-to-gate connectivity offering. With GEE connectivity available during all stages of flight, 25% of data used during Q1 was consumed on the ground. In addition, both average session length and the number of simultaneous users increased by 30%. This translates to increased WiFi usage on shorter flights and extended passenger engagement for advertising opportunities.

•	Continued international role out of connectivity services with installation of 21 systems on aircraft operating outside the U.S. We ended Q1 with a total of 547 aircraft installed and a backlog of 276 systems.

•	Continued to win new business from international clients across the content services sector, including flagship projects at Air France and Turkish Airlines for the design of their IFE GUI, and contract extensions at ANA and Brussels airlines. GEE also entered into agreement with Magzter to offer airlines an extensive selection of North American and International magazines from the world’s leading magazine publishers. GEE’s subsidiary, DTI, the market leading provider of digital reading publication software, will distribute the new content to airline customers worldwide via its eReader platform, which is compatible with seatback and wireless in-flight entertainment systems.

•	GEE remains on track to launch GEE’s connectivity solution on Air China, China’s flag carrier, with a trial in 2014. The trial will commence aboard a 777-200 aircraft and will enable Air China’s passengers to access the Internet and stored content on approved handheld devices.

•	Authorized an increase to GEE’s warrant repurchase program allowing GEE to pay up to an aggregate amount of $25 million to repurchase outstanding common stock purchase warrants, exclusive of the amounts paid for repurchases in 2013. Repurchases may be made by from time to time in any manner permitted by applicable law. There is no time limit for warrant repurchases, nor is there a minimum amount of warrants that may be repurchased, and the program may be suspended or discontinued at any time without prior notice.

Outlook

We expect continued growth through the remainder of 2014. Drivers of increased revenue and EBITDA include growth of our content customer base, continued installations of our connectivity systems, the full year impact of the acquisitions of PMG and IFE Services made in 2013, and the realization of integration synergies over the second half of the year.

Conference Call

Global Eagle Entertainment will hold a conference call to discuss its first quarter 2014 results on Friday, May 9, 2014 at 10:00 a.m. EDT (7:00 a.m. PDT). To access the teleconference, please dial 412-317-6789 ten minutes prior to the scheduled start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's Web site located at www.globaleagleent.com

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, May 22, 2014. The replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l), passcode 10045518. The webcast will also be archived on the Company's Web site for 30 days.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the leading full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on 547 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA subsidiary, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in greater Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use Adjusted EBITDA, which is a non-GAAP financial measure. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the tables captioned “Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations” included at the end of this release.

Adjusted EBITDA is the primary measure used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses it in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

We define Adjusted EBITDA as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation and amortization, stock-based compensation, acquisition and realignment costs, F/X gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with the Company’s expansion into China that did not generate associated revenue in 2014, and (e) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this earnings release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release, and involve substantial risks and uncertainties.

We make forward-looking statements in this earnings release and the documents incorporated by reference herein within the meaning of the Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of factors, including: our ability to integrate our recently acquired businesses, the ability of the combined business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the ability of our executive officers to recognize changing trends in the systems, services and business model requirements of our current and potential future customers; the ability of our customer Southwest Airlines to maintain a sponsor for its “TV Flies Free” offering and our ability to replicate this model through other sponsorship alliances; the ability of our content segment to provide unique content curation and delivery services attractive to non-theatrical customers, including the airlines; the outcome of any legal proceedings pending or that may be instituted against us, Row 44, AIA, PMG or IFES; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the content delivery space, including wireless content delivery, and the satellite connectivity space, including Ka-band system development and deployment; our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand; our ability to obtain and maintain international authorizations to operate our connectivity service over the airspace of foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television, audio and media content that airlines and/or and media content that passengers will purchase; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems and next generation in-flight entertainment systems; the loss of, or failure to realize benefits from, agreements with our airline partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners or successfully partner with satellite service providers, including Hughes Network Systems; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software or hardware, damage to our network resources, disruption of our content delivery systems or geopolitical restrictions; the limited operating history of our connectivity and in-flight television and media products; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion, including managing rapid changes in available competitive technologies and research and development of such technologies; fluctuation in our operating results; the demand for in-flight broadband Internet access services and market acceptance for our products and services; and other risks and uncertainties set forth in this earnings release and in our most recent Annual Report on Form 10-K, as amended, and any subsequently filed Quarterly Reports on Form 10-Q. We do not undertake any obligation to update forward-looking statements as a result of as a result of new information, future events or developments or otherwise.

Contacts:

For Investors

Dave Davis

Chief Financial Officer

Global Eagle Entertainment

(818) 706-3111

ddavis@globaleagleent.com

-or-

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com

For Press

Karin Pellmann

Global Eagle Entertainment Inc.

kpellmann@globaleagleent.com

646-515-6933

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue	$85,968	$42,513
Operating expenses:
Cost of sales	65,117	35,749
Sales and marketing	2,835	2,287
Product development	3,922	1,337
General and administrative	17,067	24,059
Amortization of intangible assets	6,419	1,233
Total operating expenses	95,360	64,665
Loss from operations	(9,392)	(22,152)
Other income (expense), net:
Interest income (expense), net	(161)	(176)
Change in fair value of financial instruments	(15,538)	(4,615)
Other income (expense), net	199	(44)
Loss before income taxes	(24,892)	(26,987)
Income tax expense	1,257	34
Net loss	(26,149)	(27,021)
Net income (loss) attributable to non-controlling interests	(194)	39
Net loss attributable to common stockholders	$(26,343)	$(26,982)

Net loss per share – basic and diluted	$(0.47)	$(0.61)
Weighted average shares – basic and diluted	55,914	44,014

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2014	December 31, 2013
Assets	(Unaudited)
Cash and cash equivalents	$250,553	$258,796
Accounts receivable, net	62,683	64,216
Content library, net	7,669	6,563
Inventories	12,934	15,481
Prepaid and other current assets	20,554	14,187
Property, plant and equipment, net	21,192	20,797
Goodwill	52,345	52,345
Intangible assets	129,742	136,414
Other non-current assets	13,470	10,084
Total assets	$571,142	$578,883
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$93,994	$81,961
Deferred revenue	17,246	16,998
Derivative warrant liabilities	86,960	71,570
Notes payable and accrued interest	7,702	10,801
Deferred tax liabilities	24,572	26,378
Other liabilities	8,017	14,991
Total liabilities	238,491	222,699

Stockholders’ Equity:
Common stock, treasury stock and additional paid-in capital	592,741	590,210
Subscriptions receivable	(484)	(478)
Accumulated deficit	(270,286)	(243,943)
Accumulated OCI	91	-
Total stockholders’ equity	322,062	345,789
Non-controlling interests	10,589	10,395
Total Liabilities and Stockholders’ Equity	$571,142	$578,883

Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations

 (In thousands)

(Unaudited)

	Three months ended March 31, 2014	Three months ended March 31, 2013
Adjusted EBITDA:
Net loss attributable to common stockholders	$(26,343)	$(26,982)
Net income (loss) attributable to non-controlling interests	193	(39)
Income tax expense	1,257	34
Other income (expense) (1)	15,876	4,835
Depreciation and amortization	9,394	4,702
Stock-based compensation (2)	2,616	1,647
Acquisition and realignment costs(3)	2,083	12,210
F/X gain (loss) on intercompany loan (4)	-	1,378
Adjusted EBITDA	$5,077	$(2,215)
Pro-forma Adjustments
January 2013 GEAC Pre-tax loss	-	(22,100)
January 2013 AIA Pre-tax income	-	1,306
Add back:	-
January 2013 GEAC Other income (expense)	-	11,697
January 2013 GEAC Business Combination Fees and Expenses (5)	-	10,243
January 2013 AIA & GEAC Interest expense (income)	-	66
January 2013 AIA & GEAC Depreciation and amortization	-	471
Pro-forma Adjusted EBITDA	$5,077	$(532)

(1)	Other income (expense) principally includes the change in fair value of the Company's derivative financial instruments and certain non-recurring expenses associated with the Company’s expansion into China that did not generate associated revenue in 2014.
(2)	Included in stock-based compensation for the three months ended March 31, 2013 is approximately $1.1 million related to certain accrued tax obligations that resulted from the January 2013 business combination. During the three months ended September 30, 2013, the Company extinguished and paid this liability through the repurchase and retirement of its common stock from certain members of management, and as a result the $1.1 million tax liability was reversed and excluded from stock-based compensation in the third quarter ended September 30, 2013.
(3)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, and (d) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.
(4)	F/X gain (loss) on intercompany loan includes the unrealized foreign exchange gains and losses in the value of certain intercompany loans that are included in the Company's operating results.
(5)	Comprises formation expenses directly related to the Company's business combination in 2013 that did not generate associated revenue in Q1 of 2013.

Global Eagle Entertainment, Inc.

Unaudited Segment Revenue and Contribution Profit

(In thousands)

Segment revenue, expenses and contribution profit for the three month period ended March 31, 2014 and 2013 derived from the Company's Connectivity and Content segments were as follows:

	Three months ended March 31,
	2014			2013
	Content	Connectivity	Consolidated	Content	Connectivity	Consolidated
Revenue:
Licensing	$52,331	—	$52,331	$23,304	—	$23,304
Service	11,061	16,494	27,555	3,872	6,294	10,166
Equipment	198	5,884	6,082	—	9,043	9,043
Total Revenue	63,590	22,378	85,968	27,176	15,337	42,513
Operating Expenses:
Cost of Sales	46,144	18,973	65,117	20,503	15,246	35,749
Contribution Profit	17,446	3,405	20,851	6,673	91	6,764
Other Operating Expenses			30,243			28,916
Loss from Operations			$(9,392)			$(22,152)